EXHIBIT 10.24
ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
600 TELEPHONE AVENUE
ANCHORAGE, AK 99503
November 7, 2007
Leonard Steinberg
c/o Alaska Communications Systems
600 Telephone Ave.
Anchorage, AK 99503
Re: Employment Agreement
Dear Leonard:
          This letter agreement (“Agreement”) sets forth the terms and conditions of your continued employment with Alaska Communications Systems Holdings, Inc. (hereinafter “ACS” or the “Company”), effective as of the date hereof (hereinafter, the “Effective Date”).
     1.     Employment and Services. You will continue to serve ACS in your role as Vice President, General Counsel and Corporate Secretary (hereinafter “Executive” or “you”), for the period beginning on the Effective Date and ending upon termination pursuant to paragraph 4 (the “Employment Period”). During the Employment Period, you shall render such services to the Company and its affiliates and subsidiaries as the Board of Directors of Alaska Communications Systems Holdings, Inc. or its affiliates (hereinafter “Board of Directors”) shall reasonably designate from time to time, and you shall devote your best efforts and full time and attention as an Executive Officer to the business of the Company. “Executive Officer” for the purpose of this Agreement is defined as an officer reporting to the CEO or similar executive responsible for business operations. Your responsibility includes operational decision making and goal setting of the business as required by and to support the Company strategy and achievement of corporate goals in the areas outlined in Appendix A.
     2.     Compensation. The Company shall pay you an annual base salary (“Annual Base Salary”) of $220,000 during the first year of the Employment Period, subject to annual review in each year of the Employment Period thereafter (for any partial year during the Employment Period, the Annual Base Salary shall be prorated based on the number of days during such year on which you are employed by the Company). Your Annual Base Salary may be increased in years following the first year of employment but may not be decreased. As used herein, the term “Annual Base Salary” refers to the Annual Base Salary as so increased. Such Annual Base Salary shall be payable in installments in accordance with the Company’s regular payroll practices.
          In addition, you will be eligible to receive an annual cash incentive payment (“Cash Incentive”) to be awarded ninety (90) days after the end of each fiscal year, to be paid as soon as practicable but not later than one hundred twenty (120) days after the end of the fiscal year. In order to determine the amount of such Cash Incentive, the Company, acting in good faith, shall determine appropriate Company business targets and, as it may deem appropriate, specific performance targets applicable to you for each fiscal year, and your Cash Incentive shall be based upon 100% attainment of such targets. The Company agrees that if the Company attains its business targets and you attain all performance targets specifically applicable to you, you shall receive a Cash Incentive equal to one hundred percent (100%) of your Annual Base Salary in effect with respect to any such fiscal year. In the event that the Company exceeds or does not exceed the business targets and/or you exceed or do not exceed one or more of the performance targets specifically applicable to you, there shall be appropriate adjustments in the amount of your Cash Incentive as provided for in the Company’s then applicable cash incentive program, as may be amended from time to time. The determination of appropriate performance targets shall take place not later than ninety (90) days subsequent to the commencement of the Company’s fiscal year, and all performance targets shall be provided to you within thirty (30) days of the Company’s determination of such performance targets.
          (a)     [Reserved]
          (b)     During the course of the Employment Period, you may be granted performance-accelerated restricted stock and long-term performance accelerated restricted stock. Performance-accelerated restricted stock and long-term performance accelerated restricted stock generally vest during the fifth year following the Effective Date, unless earlier acceleration occurs as a result of the achievement of specified annual performance targets or three-year performance targets, respectively. Future equity awards may vary and are subject to continued approval by the Company’s board of directors. Vesting ceases for all equity awards upon termination of your employment, subject to certain exceptions set forth in such awards. Notwithstanding anything to the contrary in this paragraph 2(b), all equity compensation is subject to approval by the Company’s board of directors with terms and conditions set forth in the Company’s standard restricted stock or equivalent documentation, and all grants set forth herein are subject to your execution of and assent to such documentation, provided, however, that the provisions set forth in Sections 2(b)(i) and (ii) below shall apply to such grants (notwithstanding any general integration language in such grant documentation) unless expressly and specifically amended by such grant documentation.
               (i) In the event the Employment Period shall terminate without Cause or for Good Reason during a Change in Control Period (as defined below) any and all shares subject to any option agreements or restricted stock agreements between the Company and the Executive shall automatically vest in full at that time.
               (ii) In the event the Employment Period shall terminate without Cause or for Good Reason during a time other than during a Change in Control Period, continued vesting shall occur with respect to any shares subject to a performance-accelerated restricted stock agreement previously entered into between the Company and the Executive during the twelve (12) months following the end of the Employment Period; provided however, that additional vesting under this subparagraph 2(b)(ii) shall be provided to Participant ratably in such proportion as the length of Executive’s employment (during the applicable performance period giving rise to the acceleration of such restricted stock) bears to the total length of such performance period. No time vesting provisions related to restricted stock or any options shall continue after termination of the Employment Period under this subparagraph 2(b)(ii). For the purposes of the foregoing proportion, a Participant’s employment shall be deemed to have continued for the entirety of any month the Participant has remained an employee as of at least the fifteenth (15th) day of such month. For illustrative purposes only, if a restricted stock grant provides for acceleration based on the Company’s performance during calendar year 2010, and Participant terminates his or her employment for Good Reason on February 15, 2010, should the Company’s performance satisfy the requirements of accelerated vesting set forth in the restricted stock grant, one-sixth (1/6th) of the Participant’s restricted stock shall accelerate and vest in 2011. All other restricted stock shall be deemed forfeited by the Participant.
     3.     Benefits. During the Employment Period, you shall be entitled to participate in the Company’s employment benefit plans which may be amended, eliminated or replaced from time to time, subject to and in accordance with applicable eligibility requirements, such as life and disability insurance plans (other than severance plans or arrangements which are provided for herein.)
     4.     Termination and Severance. The Employment Period shall terminate on the first to occur of:
          (a)     thirty (30) days following written notice by you to the Company of your resignation (with or without Good Reason) not in connection with a Change in Control, (it being understood that you will continue to perform your services hereunder during such thirty (30) day period);
          (b)     ninety (90) days following written notice by you to the Company of your resignation following or in connection with a Change in Control, (it being understood that you will continue to perform your services hereunder during the ninety (90) day period following the Change in Control)
          (c)     your death or Disability,
          (d)     your termination by the Company with or without Cause,
          (e)     on the fifth anniversary of the Effective Date (the “Scheduled Expiration Date”); provided, however, that the Scheduled Expiration Date shall be automatically extended for successive one-year periods unless, at least ninety (90) days prior to the then-current Scheduled Expiration Date, either the Company or you shall give written notice to the other of an intention not to extend the Employment Period.

          In the event the Employment Period shall terminate (i) by the Company without Cause, (ii) by you for Good Reason or (iii) as a result of the Company’s notice to you of an intention not to extend the Employment Period after the Scheduled Expiration Date, the Company shall concurrently therewith pay to you in twelve consecutive equal monthly installments an aggregate sum equal to one times (1X) your Annual Base Salary plus one times (1X) your Cash Incentive. You shall also be reimbursed for the cost of continuing your health insurance coverage under COBRA for the twelve (12) month period following such a termination.
          In the event the Employment Period shall terminate (i) by the Company without Cause, (ii) by you for Good Reason, (iii) as a result of your death or Disability or (iv) as a result of the Company’s notice to you of an intention not to extend the Employment Period after the Scheduled Expiration Date, the Company shall provide personal travel for you, your spouse and dependent family members and transport of household belongings to a maximum of $50,000, if you or, in the event of your death, your spouse or dependent family members, elect to relocate to the lower 48 states within three (3) months of termination of the Employment Period. In the event of Executive’s death, the relocation benefit contained in this paragraph will be provided to Executive’s spouse and dependent family members.
          Except as otherwise set forth in this paragraph 4 or pursuant to the terms of employee benefit plans in which you participate pursuant to paragraph 3, you shall not be entitled to any compensation or other payment from the Company in connection with termination of your employment.
     5.     Definitions. For purpose of this Agreement, the following definitions will apply:
          (a)     “Good Reason” shall mean: (i) the assignment of you by the Company to a position with a title or duties that are materially inconsistent with or constitute a material diminution of your role of Executive Officer, it being understood that the addition or reassignment of duties and responsibilities or change of title as deemed necessary for the operation of the business by the Executive Officers of the Company, including you, shall not, in and of itself, constitute Good Reason for purposes of this paragraph; or (ii) the transfer, without your concurrence, of your principal place of employment to a geographic location more than forty (40) miles from your then current principal place of employment. To be eligible for any severance payments under this provision, you must terminate the Employment Agreement for Good Reason within 180 days of the event identified in (i) or (ii) or else forfeit any and all right to the severance benefits as set forth in paragraph 2(b)(ii).
          (b)     “Cause” shall mean: (i) your willful failure to comply with lawful directions of the Board of Directors of the Company that is not cured within thirty (30) days of your receipt of written notice from either the Board of the Company or of its subsidiaries, of your specific failure to perform lawful directions; (ii) a willful or knowing material misrepresentation to the Board of the Company or its affiliates, or your supervisor, or a conviction or guilty plea to (A) any felony or (B) a misdemeanor involving fraud, dishonesty, or moral turpitude; or (iii) a material breach of this Agreement (other than due to physical or mental illness) that is not cured to the extent deemed capable by the Board or the Chief Executive Officer of the Company within its or her reasonable discretion within thirty (30) days after receiving written notice from either the Board or the Chief Executive Officer of the Company, as the case may be, of your specific failure to perform your duties;
          (c)     “Change in Control” shall mean: (i) the acquisition by any person or group (as that term is used in Regulation 13D under the Securities Exchange Act of 1934, as amended), other than any of its affiliates, of beneficial ownership of a majority or more of the Company’s outstanding voting securities; or (ii) any sale, lease, exchange or other transfer in one transaction or a series of transactions, other than to an entity with substantially the same equity holders as immediately prior to such transfer, of all or substantially all of the assets of the Company or its operating subsidiaries (taken together), or any plan for the liquidation or dissolution of the Company;
          (d)     “Change in Control Period” means the period beginning two (2) months prior to the date of a Change in Control and ending twelve (12) months after the date of a Change in Control.
          (e)     “Disability” shall mean that, for a period of six (6) consecutive months in any twelve (12) month period, you are incapable of substantially fulfilling the duties of your positions as set forth in paragraph 1 because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any question as to the existence or extent of the Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician agreed to by the Company and by you or in the event of your incapacity, your guardian, within ten (10) days of written notice by either party. The determination of any such physician shall be final and conclusive for all purposes; provided, however, that you or your legal representatives shall have the right to present to such physician such information as to such Disability as you or they may deem appropriate, including the opinion of your personal physician.
          (f)     “Potential Transaction” shall mean any merger, acquisition, disposition, joint venture, partnership, strategic alliance, ownership, partial ownership, lender or borrower relationship or relationship of significant control or influence with any party.
     6.     Confidential Information. You acknowledge that information obtained by you while employed by the Company concerning the business or affairs of (i) the Company, its affiliates and subsidiaries or (ii) any enterprise that is the subject of an actual or Potential Transaction, considered, evaluated, reviewed or otherwise made known to you by the Company, its affiliates or subsidiaries (“Confidential Information”) is the property of the Company. You shall not, without the prior written consent of the Company, disclose to any person or use for your own account any Confidential Information except (i) in the normal course of performance of your duties hereunder, (ii) to the extent necessary to comply with applicable laws, or (iii) to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act. Upon termination of your employment or at the request of the Company at any time, you shall deliver to the Company all documents containing Confidential Information relating to the business or affairs of the Company that you may then possess or have under your control.

     7.     Non-Competition; Non-Solicitation.
          (a)     Non-Competition. You acknowledge that you are and will be in possession of Confidential Information and that your services are of unique and great value to the Company. Accordingly, from the Effective Date until the expiration of the period ending twelve (12) months from the date of the termination of your employment with the Company or its affiliated companies (the “Non-Compete Period”), you shall not directly or indirectly own, invest (equity or debt) in, manage, control, participate in, consult with, advise, render services to, or in any manner engage in, or be connected as an employee, officer, partner, director, consultant or otherwise with (i) the provision of telecommunications services in the state of Alaska, or (ii) any enterprise that is engaged in the provision of telecommunications services and is the active subject of a Potential Transaction in which you are directly involved or have material knowledge at any time prior to the termination of this Agreement (a “Competitive Business”). Nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of any publicly traded class of capital stock of any entity engaged in a Competitive Business.
          (b)     Non-Solicitation. During the Non-Compete Period, you shall not directly or indirectly induce or attempt to induce any employee of the Company or its affiliates or subsidiaries to terminate, or in any way interfere with, the relationship between the Company or its affiliates or subsidiaries and any employee thereof, nor shall you directly or indirectly solicit or attempt to solicit business from any customer or supplier of the Company or its affiliates or subsidiaries.
          (c)     Scope of Restriction. If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.
     8.     Survival. Any termination of your employment or of this Agreement shall have no effect on the continuing operation of those provisions that by their nature continue beyond the term of this Agreement, including Sections 4, 5, 6, or 7 for the periods specified therein.
     9.     Indemnification. The Company agrees to indemnify you and hold you harmless from any and all claims arising from or relating to your status as an employee, officer, Executive Officer, director or agent of the Company, its affiliates, or subsidiaries, to the fullest extent permitted by Delaware law other than claims arising from your gross negligence.
     10.     Waiver of Claims. You agree as a condition to your receipt of any termination or severance benefits pursuant to Section 4 hereof that you waive, discharge and release any and all claims, demands and causes of action, whether known or unknown, against the Company, its affiliates and subsidiaries, and their respective current and former directors, officers, employees, attorneys and agents arising out of, connected with or incidental to your employment or other dealings with the Company, its affiliates or subsidiaries, which you or anyone acting on your behalf might otherwise have had or asserted and any claim to any compensation or benefits from your employment with the Company or its affiliates (other than pursuant to the terms of this Agreement or of any employee benefit plans set forth in paragraph 3 hereof) provided, however, that in no event do you waive any claims you may have under section 8 above.

     11.     Governing Law. This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of Delaware. All disputes between ACS and Executive (whether contractual or otherwise, including, without limitation, disputes relating to or arising under or by reason of this Agreement or the other agreements referred to herein) must be resolved by binding confidential arbitration held within thirty (30) miles of Executive’s place of employment, specific location to be selected by the Board of Directors of Alaska Communications Systems Holdings, Inc. Such arbitration shall be conducted in accordance with the rules of the National Rules for Resolution of Employment Disputes of the American Arbitration Association (the AAA) and judgment on the award rendered in such arbitration may be entered in any court having jurisdiction. Nothing in this Agreement shall restrict the right of ACS or its affiliates to seek injunctive relief arising out of any violation by the Executive of this Agreement. This Agreement is intended by ACS and Executive to be a binding and completely integrated agreement superseding all prior and contemporaneous promises, representations, offers, contracts and agreements between ACS and Executive. This Agreement may not be amended except in writing executed by Executive and the Chairman of the Board of ACS (or other Board’ authorized designee). This Agreement shall only be binding on ACS and Executive if and when both parties have executed the Agreement in counterparts.
     12.     Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice.
     Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, upon the depositing of the same in the United States mail as above stated (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt.) Notices shall be addressed as follows:

If to the Executive:	Leonard Steinberg c/o Alaska Communications Systems 600 Telephone Avenue Anchorage, Alaska 99503

If to the Company:	Alaska Communications Systems Holdings, Inc. 600 Telephone Avenue Anchorage, Alaska 99503 Attention: President & CEO
     13.     Severability Clause. Any part, provision, representation or warranty of this Agreement, which is prohibited, or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     14.     Successors and Assigns; Assignment of Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto. As used in this Agreement, “Company,” and “ACS” shall mean the Company, and ACS as hereinbefore defined and any subsidiaries and successors to their businesses and/or assets which assume this Agreement by operation of law, or otherwise. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution.
     15.     Waiver. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. No term or provision of the Agreement may be waived unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.
     16.     Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes all prior agreements, including any and all prior employment agreements between the Executive and the Company and/or the 2006 Officer Severance Plan, as may be applicable, whether written or oral, between the parties, relating to the subject matter hereof. This Agreement shall not be modified except in writing executed by all parties hereto.
     17.     Captions. Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
     18.     Counterparts. For the purpose of facilitating the execution of this Agreement, and for other purposes, this Agreement may be executed in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.
     Please execute the extra copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

Very truly yours, ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
By:	/s/ Liane Pelletier
Name:	Liane Pelletier
Title:	President & CEO

Accepted and agreed to:
/s/ Leonard Steinberg
Leonard Steinberg

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